Exhibit 2.1

PURCHASE AND SALE AGREEMENT

between

UNITED TECHNOLOGIES CORPORATION,
as Seller,

and

EDAC TECHNOLOGIES CORPORATION,
as Buyer.

Dated as of the 29th day of June, 2012.

TABLE OF CONTENTS
(continued)

TABLE OF CONTENTS
(continued)

Schedules

Schedule 1.1	Description of Land
Schedule 3.1	Environmental Documents
Schedule 3.3.2(c)	Permanent Use Limitations
Schedule 3.3.3(d)(7)	Grant of Authority for Grant of ELURs
Schedule 14	Parties Addresses

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is dated as of the 29th day of June, 2012, and is by and between UNITED TECHNOLOGIES CORPORATION, a Delaware corporation (“Seller”), with an office at United Technologies Building, Hartford Connecticut 06101, and EDAC TECHNOLOGIES CORPORATION, a Wisconsin corporation (“Buyer” or “EDAC”), with an office at 1806 New Britain Avenue, Farmington, Connecticut 06032.

W I T N E S E T H:

WHEREAS, Seller is the owner of the Property (as hereinafter defined), and Seller has agreed to sell the Property to Buyer, and Buyer has agreed to purchase the Property from Seller, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of these premises, the foregoing recitals, and the covenants, promises and undertakings set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Buyer agree as follows:

SECTION 1.
THE PROPERTY.

1.1 The Property.

Subject to the terms and conditions of this Agreement, and for the consideration herein set forth, Seller agrees on the Closing Date (as hereinafter defined) to convey, sell, assign and transfer to Buyer, and Buyer agrees to accept, purchase, assume and acquire from Seller, all of Seller’s right, title, and interest in and to the following (collectively, the “Property”):

(a) That certain parcel of land (the “Land”) located in New Haven County, State of Connecticut, described in Schedule 1.1 and more specifically described in the Title Commitment (as hereinafter defined) and included as Schedule 6.1, which Land is also referred to as having an address of 500 Knotter Drive, Cheshire, Connecticut 06878.

(b) The buildings, parking areas, improvements, and fixtures now situated on the Land (the “Improvements”) (collectively, the Land and Improvements are sometimes hereinafter, the “Real Property”).

(c) All easements, hereditaments, and appurtenances belonging to or inuring to the benefit of Seller and pertaining to the Land, if any.

(d) The reversionary interest in any public street or road abutting the Land to the center lines thereof.

1.2 Personal Property; Equipment.

(a) For purposes of this Agreement, the “Property” shall also include signs, site plans, surveys, geophysical soil and substrata studies, architectural renderings, plans and specifications, engineering plans and studies, floor plans and other plans or studies of any kind, leasing brochures, market studies, Equipment operating and/or safety manuals and instructions and other supplies owned by Seller, and in Seller’s current possession and control, that are used in connection with the operation and ownership of the Building or the Land (collectively, the “Personal Property”).

(b) For purposes of this Agreement, the “Property” shall also include all equipment, apparatus, machinery and furnishings owned by Seller and located on the Real Property (collectively, the “Equipment”).

1.3 Leases.

The parties acknowledge and agree that no lease affecting or encumbering the Real Property is being sold, conveyed, assigned or otherwise transferred by Seller to Buyer pursuant to the transactions contemplated by this Agreement.

1.4 Service Contracts.

The parties acknowledge and agree that no service contract affecting or encumbering the Real Property is being sold, conveyed, assigned or otherwise transferred by Seller to Buyer pursuant to the transactions contemplated by this Agreement.

SECTION 2.
AS IS PURCHASE; ENVIRONMENTAL.

2.1 “As-Is” Purchase.

(a) Except as expressly set forth in this Agreement, the Property (including each and every portion or component thereof, including but not limited to, the Land, Improvements, Personal Property and Equipment) is being sold in an “AS IS” condition and “WITH ALL FAULTS” as of the Closing Date, and no representations, warranties, promises, covenants, agreements or guarantees of any kind or character whatsoever, whether express or implied, oral or written, past, present or future have been made or are made and no responsibility has been or is assumed by Seller or by any member, shareholder, partner, director, officer, manager, person, firm, broker, agent, employee or representative of or acting or purporting to act on behalf of Seller (together with Seller, collectively, the “Seller Parties”; each, from time to time, a “Seller Party”) of, as to, concerning or with respect to:

(i) the condition or repair of the Property or any portion or component thereof, including but not limited to any condition or repair of the Property with respect to any applicable legal requirement related to protection or restoration of the environment or human health;

(ii) the value, expense of operation, or income potential of the Property or any portion or component thereof;

(iii) the suitability of the Property or any portion or component thereof for any and all activities and uses which Buyer may intend to conduct thereon;

(iv) the compliance or non-compliance of or by the Property or any portion or component thereof or its operation with any laws, rules, ordinances or regulations of any applicable governmental authority or body;

(v) the habitability, merchantability or fitness for a particular purpose of the Property or any portion or component thereof; or

(vi) as to any other fact or condition which has or might affect the Property or the condition, repair, value, expense of operation or income potential of the Property or any portion or component thereof.

Except as expressly set forth in this Agreement, Seller is hereby released from all responsibility and liability to Buyer regarding the condition, safety, accuracy, valuation, salability or utility of the Property (including every portion and component thereof), or its suitability for any purpose whatsoever except to the extent that such responsibility or liability is the result of the breach (if any) of Seller’s representations and warranties in this Agreement, and Buyer agrees to indemnify, defend, and hold Seller and its officers, directors, shareholders, affiliated companies, employees, agents, representatives, successors and assigns free and harmless from any and all Damages arising in connection with any claims concerning the condition, safety, accuracy, valuation, salability, suitability or utility of the Property (including every portion and component thereof).  Provided Buyer full complies with all of its obligations under this Purchase and Sale Agreement, Seller agrees to indemnify, defend, and hold Buyer and its officers, directors, shareholders, affiliated companies, employees, agents, representatives, successors and assigns free and harmless from any and all Damages arising in connection with the Transfer Act Work and Additional Seller Obligation (as that capitalized term is hereinafter defined) as described and limited by the terms of this Agreement.  The foregoing releases and indemnities shall survive either (i) the Closing and the recordation of the Deed, and shall not be deemed merged into the Deed upon its recordation, or (ii) any termination of this Agreement.

(b) The Property is sold by Seller and purchased by Buyer in the condition as described in this Section 2.1 and subject to all applicable legal requirements, Permitted Encumbrances, Buyer’s Obligations, and Environmental Conditions (as such capitalized terms are hereinafter defined), including but not limited to any condition or repair of the Property with respect to any applicable legal requirement related to protection or restoration of the environment or human health.  Buyer acknowledges that Buyer has been given the opportunity to inspect the Property and each component thereof and has determined to purchase the Property and each component thereof based upon such inspection, and upon the Closing, except as otherwise expressly provided herein, Buyer shall assume the risk that adverse matters, including, but not limited to, noncompliance with any applicable legal requirements, construction defects, adverse physical conditions, Buyer’s Obligations and/or Environmental Conditions, as may or may not have been revealed by Buyer’s investigations, and Buyer, upon the Closing, shall be deemed to have waived, relinquished, and released the Seller Parties from and against any and all claims, demands, causes of action (including, without limitation, causes of action in tort, losses, damages, liabilities, costs, and expenses (including, without limitation, attorneys’ fees and court costs)) of any and every kind or character, known or unknown, that Buyer might have asserted or alleged against the Seller Parties at any time by reason of or arising out of any latent or patent construction defects or physical conditions, Environmental Conditions, violations of or noncompliance with any applicable legal requirements and any and all other acts, omissions, events, conditions, circumstances, or matters regarding the Property.  Buyer acknowledges and agrees that it is fully responsible for any and all obligations and requirements arising out of or in any way related to the Property or any activities now or formerly or in the future conducted thereon.  Notwithstanding the foregoing in this Section 2.1(b), Seller agrees that it shall at its sole cost and expense perform the Transfer Act Work and Additional Seller Obligations but solely in a manner and as provided for under and as limited by the terms of this Agreement.

(c) BUYER ACKNOWLEDGES THAT (i) BUYER HAS FULLY REVIEWED THE DISCLAIMERS AND WAIVERS SET FORTH IN THIS SECTION 2.1, (ii) BUYER UNDERSTANDS THEIR SIGNIFICANCE AND EFFECT, AND (iii) SUCH DISCLAIMERS AND WAIVERS ARE AN INTEGRAL PART OF THIS AGREEMENT, AND THAT SELLER WOULD NOT HAVE AGREED TO SELL THE PROPERTY TO BUYER FOR THE PURCHASE PRICE OR OTHERWISE WITHOUT SUCH DISCLAIMERS AND WAIVERS.  THE TERMS AND CONDITIONS OF THIS SECTION 2.1 WILL EXPRESSLY SURVIVE THE CLOSING AND WILL NOT MERGE WITH THE PROVISIONS OF ANY DOCUMENTS OR INSTRUMENTS DELIVERED BY SELLER AND/OR BUYER IN CONNECTION WITH THE CLOSING.

SECTION 3.
ADDITIONAL ENVIRONMENTAL MATTERS.

3.1           Buyer’s Environmental Due Diligence.  A list of environmental documents provided by Seller to Buyer is set forth at Schedule 3.1.  Buyer acknowledges and agrees that Seller provided Buyer with an opportunity to perform environmental sampling and inspections at the Property prior to Closing, and Buyer elected not to perform such environmental sampling or inspections.

3.2.           Transfer Act.    Seller shall be responsible for preparing and filing all initial filing documents for the conveyance contemplated in this Agreement, including the Form III and Environmental Condition Assessment Form, as required by Connecticut General Statutes Sections 22a-134 et. seq. (the “Transfer Act”) and Seller shall pay for expenses and fees associated with the preparation and filing of such forms.  Buyer shall execute the Form III under the Transfer Act as the “transferee” and Seller shall execute the Form III under the Transfer Act as the “transferor” and “certifying party” at or prior to Closing.  Buyer and Seller acknowledge and agree that a Form III filing is appropriate and complies with the Transfer Act with respect to the transfer of the Property from Seller to Buyer as contemplated under this Agreement.  Seller shall timely make the required Form III filing as required under the Transfer Act, and thereafter at its sole cost and expense perform the obligations of a certifying party for such Form III filing (including the payment of applicable fees) but solely in a manner and as provided for under and as limited by the terms of this Agreement.

3.3.           Certain Environmental Provisions.

3.3.1.            Buyer has determined that the Property will meet the Connecticut Remediation Standard Regulations, Regulations of Connecticut State Agencies (“RCSA”) Section 22a-133k-1 et seq. (“RSRs”) applicable to Industrial and Commercial Activities (as defined herein), including, but not limited to, all relevant criteria applicable to mass and leachable criteria for soil and all applicable groundwater, surface water and volatilization criteria when: (A) the Seller has completed the Transfer Act Work, and (B) an Environmental Land Use Restriction (or ELUR, as herein defined) has been recorded on the land records limiting use of the Property as follows:

A. Use.  No residential use shall be permitted within the entire Property; and

B. Ground Water.  Groundwater shall not be used for drinking or other purposes within the entire Property.

3.3.2.            As used in this Agreement:

(a)           “Industrial and Commercial Activities” means any activity related to the commercial production, distribution, manufacture or sale of goods or services, or any other activity that is not related to a (A) residence or dwelling, including, but not limited to a house, apartment, condominium, or (B) school, hospital, day care center, playground, or outdoor recreation area;

(b)           “ELUR” or “Environmental Land Use Restriction” means an environmental land use restriction as defined in §22a-133q-1 of the RCSA as of the date hereof;

(c)           “Permanent Use Limitations” means the limitations on uses of the Property that are set forth in Schedule 3.3.2(c) and shall be made a part of the Deed (as defined in Section 8.2(a)) to be reserved in the Deed in favor of and to be enforceable by Seller; and

(d)           “Transfer Act Work” means solely the obligations of the Seller to serve as the certifying party at its sole cost and expense for a Form III filing under the Transfer Act as further described and limited under the terms of this Agreement with respect to the transactions contemplated in this Agreement.  For the avoidance of doubt, Buyer and Seller acknowledge and agree that certain obligations of Seller initially defined as being included under the definition of “Transfer Act Work” or Additional Seller Obligations (as that capitalized term is hereinafter defined) may become part of “Buyer’s Obligations” under the terms of this Agreement.

(e)           “Additional Seller Obligations” means Seller’s obligations to:  (i) hold harmless and indemnify Buyer for costs, liabilities and/or expenses to the extent incurred as a result of claims or orders brought by the U.S. Environmental Protection Agency or the Connecticut Department of Energy & Environmental Protection (“DEEP”):  (A) within the earlier of five (5) years of the Closing or (as applicable) the DEEP approval of the Transfer Act Work or expiration of the DEEP’s statutory audit period for the verification of the Transfer Act Work prepared by Seller’s licensed environmental professional (either occurrence being a “Transfer Act Work Completion”), and (B) related solely to corrective action requirements arising out of operations conducted by Seller at the Real Property which meet the definition of a “Treatment, Storage, or Disposal Facility” as that term is defined in the Resource Conservation Recovery Act, 42 U.S.C. § 6901 etseq. (“RCRA”); (ii) pay the deductible or self-insured retention for any claim under the “Environmental Insurance Policy” (as that capitalized term is hereinafter defined) in the event such claim arises within five (5) years and is solely from a condition or event caused by Seller during its ownership and operation of the Real Property.  Notwithstanding the foregoing and for the avoidance of doubt, “Additional Seller’s Obligations” shall be void and a nullity, and Buyer shall fully release, indemnify and hold harmless Seller from and against any and all claims:  (A) in excess of an aggregate cap of $600,000 (including but not limited to the payment of any and all deductibles and self-insured retentions) for which Buyer did or otherwise could have asserted a claim against Seller under the terms of this Agreement; (B) to the extent of any additional costs or requirements related to or arising from any failure of Buyer to comply with its obligations or limitations under this Agreement, including but not limited to those allowing Seller to discharge any and all of its obligations in a cost-effective manner and in its discretion as provided for under this Agreement (including but not limited to the use of ELURs, controlling third-party communications, and limiting the rights of Buyer to convey or lease the Property or conduct sampling); (C) not defined under Transfer Act Work or Additional Seller Obligations; (D) for which Buyer is able to secure coverage under the Environmental Insurance Policy”; or (E) for which Seller did not receive written notice from Buyer within the earlier of five (5) years after Closing or a Transfer Act Work Completion.

(f)           “Buyer’s Obligations” means, with the sole exception of the Transfer Act Work and Additional Seller Obligations to be performed by Seller as further described and limited under the terms of this Agreement, the obligation of Buyer to promptly and fully address and comply with, at its sole cost and expense any and all Environmental Conditions, requirements, obligations, restrictions, prohibitions, directives or other actions or omissions related to or arising under any and all Environmental Laws, including but not limited to any and all Environmental Conditions and other circumstances that originated, arose or were exacerbated on or after Closing, and to otherwise fully and timely comply with any and all of the obligations of Buyer under this Section 3, and to fully indemnify, release and hold harmless Seller as provided for under the provisions of this Agreement (including but not limited to promptly and fully reimbursing Seller for any and all costs of compelling Buyer’s timely performance and forbearance under this Section 3.  For purposes of clarification and not limitation, there shall be a presumption (rebuttable by Buyer based upon its burden of proof under a preponderance of the evidence standard, taking into account any information or documentation provided by Seller) that Buyer’s Obligations include the following:  (i) any Environmental Condition or circumstance not reasonably indicated in the documents listed on Schedule 3.1; (ii) any Environmental Condition or circumstance not documented by or for Buyer prior to Closing; or (iii) any exacerbation of any Environmental Condition or circumstance reasonably indicated in the documents listed on Schedule 3.1 or documented by or for Buyer prior to Closing.  “Buyer’s Obligations” shall also include any increase in costs and any additional obligations of any nature and to any extent whatsoever to the extent related to or arising from any and all of Buyer’s failure to fully comply with the provisions of this Section 3 or Buyer’s failure to fully satisfy its obligations and forebearance in relation to the Seller’s performance of any or all of the Transfer Act Work, Additional Seller’s Obligations, and Seller’s right to address same as described or limited by the terms of this Agreement.  “Buyer’s Obligations” shall also include Buyer’s obligation to: (x) prior to binding coverage, promptly provide draft environmental insurance coverage indications and policy specimens (including all endorsements), subject to Seller’s reasonable review and approval, for an environmental insurance policy with coverages for cleanup of unknown conditions, bodily injury and property damage, with a minimum term of five (5) years, policy limits of at least $5 million, and a deductible / self-insured retention of no more than $250,000 in the aggregate for all related claims, with Seller identified as an additional insured for the duration of the entire term and for all coverages and policy limits (the “Environmental Insurance Policy”); and (xi) secure and pay all premiums (within 60 calendar days of Closing), and maintain throughout its term, at Buyer’s sole cost and expense, the Environmental Insurance Policy.  Buyer acknowledges and agrees that Seller may make claims against the environmental insurance policy regardless of whether its contractual obligations with Buyer exist or have terminated, provided that Seller (regardless of whether Seller has fully completed all Additional Seller’s Obligations) shall be responsible for the payment of any deductible or self-insured retention in the event Seller is the sole claimant for such claim and a Transfer Act Work Completion has occurred.

(g)           “Environmental Conditions” means the presence or threatened presence of one or more substances in soil, surface water, groundwater, sediment, soil vapor, air or similar environmental media, or building material from a release or threatened release of any such substance or otherwise, either on-site and/or off-site of the Property, that require or could potentially require any action (including but not limited to any investigation, monitoring, removal, remediation or reporting) and/or require refraining from any action (including but not limited to any limitations or prohibitions on the use,  occupancy, development or construction or removal of any structure or portion thereof) and/or that have resulted or may result in claims and/or demands by and/or liabilities to third parties, including but not limited to governmental entities, and/or that may otherwise relate to any compliance or noncompliance with any applicable Environmental Law.

(h)           “Damages” means any and all liability, loss, injury, death, damage, claim, lien, cost or expense, including reasonable attorneys’ and consultants’ fees and costs.

(i)           “Environmental Laws” means any and all applicable federal, state and local laws, rules, regulations, codes, ordinances, orders, decrees, directives, permits, licenses, registrations and judgments related to pollution, contamination or protection or restoration of human health or the environment, or the use, storage, treatment, disposal, recycling or other handling or management of any substance or material.

3.3.3.            Environmental Obligations of Seller and Buyer.

(a)           The scope of the Transfer Act Work and Additional Seller Obligations  and Seller’s obligation to perform same shall be subject to and limited as follows:

(i)             Seller shall have complete discretion and control in addressing the Transfer Act Work and Additional Seller Obligations in the most cost-effective manner available, including but not limited to utilizing any and all exceptions, exemptions, waivers, engineered controls, risk assessments, site specific standards, environmental land use restrictions, and alternative criteria available under the RSRs or as otherwise allowed under applicable legal requirements or standards, provided however, that if the restrictions on the Property are beyond those described in Section 3.3.1 prohibiting residential or groundwater uses, then Seller shall obtain Buyer’s written approval which shall not be unreasonably withheld;

(ii)            Seller shall control the timing, scope and extent of any and all investigations and work at the Property, and Buyer shall not conduct any investigations or sampling at the Property except to the extent required by applicable Environmental Law and Seller first provides written approval after having a reasonable opportunity to review any such proposed investigation or sampling by Buyer which approval Seller may provide or withhold in its reasonable discretion;

(iii)           Buyer shall record any environmental land use restriction (including but not limited to the ELUR as provided for in Section 3.3.1) as and when directed by the Seller, and Buyer shall fully comply with any and all restrictions and other obligations imposed by same as well as any other use limitations as provided for under this Agreement;

(iv)           Buyer shall allow the placement, and shall ensure the integrity, of any engineered control, including but not limited to any building or other structure existing on the Property as of the Closing, provided that Seller provides financial assurance related to the maintenance of such engineered control to the extent required under applicable Environmental Law;

(v)           With respect to any Transfer Act Work or Additional Seller Obligations or other conditions or requirements that may relate to the Transfer Act Work or Additional Seller Obligations, Buyer shall not directly or indirectly initiate contact with any governmental entity authorized to enforce any Environmental Laws or any other third party.  Seller shall at all times control any and all communications with such entities and parties, including but not limited to the presentation of the findings of any investigations and any proposal for or report related to the Transfer Act Work or Additional Seller Obligations;

(vi)           In the event Buyer conveys all or any portion of the Property or any interest therein at any time, Buyer shall ensure in its contract of sale that its successors and assigns comply with the restrictions set forth in this Section 3 of this Agreement; Seller may record and Buyer shall cooperate in the recordation of notice of such obligations on the Cheshire Land Records to provide reasonable notice of same;

(vii)          Seller shall not be liable to Buyer or any third party for any Damages or environmental liabilities related to or arising from Buyer’s failure to comply with the provisions of this Section 3, and Buyer shall fully release, indemnify and hold harmless Seller from and for any and all such Damages or environmental liabilities.  Seller shall not be liable to Buyer for any Damages or other losses related to or arising from the Seller exercising its discretion or fulfilling its obligations under this Agreement (e.g., Buyer shall have no claim against Seller as a result of or based upon Seller exercising or refraining from exercising any of its rights or performing any of its obligations under this Agreement, such as those related to any actual or potential diminution in value, material interference with the present use, or the marketability of the Property);

(viii)         Buyer shall fully cooperate with Seller, including but not limited to allowing Seller access to the Property and providing access to any other third parties as may be reasonably necessary or appropriate to develop a work plan, proposal or other specifications in connection with the Transfer Act Work or Additional Seller Obligations or to otherwise perform the Transfer Act Work or Additional Seller Obligations, provided however, that Seller shall provide evidence of reasonable insurance listing Buyer as an additional insured for such access, and Buyer shall otherwise fully cooperate with and support Seller’s performance of the Transfer Act Work or Additional Seller Obligations; and

(ix)           For the avoidance of doubt and notwithstanding anything to the contrary in this Agreement, any and all actions or inactions of Buyer which directly or indirectly increase Seller’s costs, expenses, obligations, restrictions, prohibitions or requirements in any way related to or arising from any matter other than the Transfer Act Work or Additional Seller Obligations as further described and limited in this Agreement or any failure of Buyer to fully and timely comply with the provisions of this Section 3 shall not constitute Transfer Act Work or Additional Seller Obligations, but instead any and all such increases shall be or become the obligation of Buyer to be incurred, reimbursed, addressed and discharged at Buyer’s sole cost and expense, and Buyer acknowledges and agrees that such obligations of Buyer may arise as a result of the acts or omissions of EDAC, Buyer, any of either of its or their employees, officers, directors, shareholders, successors and assigns, tenants and subtenants, and/or any other person or entity under the direction or control of EDAC or Buyer; and

(x)            Seller shall semi-annually inform Buyer of the status of its Transfer Act Work and Additional Seller Obligations and promptly provide Buyer with copies of all submissions made to governmental authorities and all written notices from such authorities with respect to the Transfer Act Work and Additional Seller Obligations.

(b)           Buyer shall provide Seller and its consultant and other agents with access to the Property for so long as is necessary for Seller to observe the performance of and compliance with the obligations of Buyer including but not limited to Buyer’s Obligations and all other requirements of Buyer under this Agreement, and to provide to Seller access to the Property to perform any of Seller’s rights and obligations under this Agreement. Seller shall provide evidence of reasonable insurance listing Buyer as an additional insured for such access to the Property.

(c)           Should Buyer fail to timely or adequately perform or satisfy any or all of Buyer’s Obligations, including but not limited to any matter or liability that became a Buyer Obligation by virtue of any failure of Buyer to comply with its obligations under this Section 3, Seller shall have the right (but not the obligation) to perform same and Buyer shall provide such access or take such action as is required or appropriate.  Buyer shall immediately reimburse Seller for all reasonable costs (including reasonable professional and consultant fees and the reasonable value of the time of any employee of Seller or any of its affiliates) that Seller incurs in accessing the Property and performing such work or otherwise addressing any such failure of Buyer.

 (d)           The parties further agree as follows:

(1)           Seller shall in no way be required to perform or incur any additional or further work or costs associated with any conditions or other applicable legal requirements in any way related to the Property other than the Transfer Act Work or Additional Seller Obligations as further described and limited by the terms of the Agreement, including but not limited to any matter, requirement or condition related to or arising under any Environmental Law, any environmental land use restriction or use limitations, ELURs, or fees or costs associated with the Transfer Act or Additional Seller Obligations beyond the Transfer Act Work or Additional Seller Obligations as further described and limited under the terms of this Agreement, any of Buyer’s Obligations, or any failure of Buyer to fully comply and ensure compliance with Buyer’s Obligations or any other requirements, obligations and restrictions of Buyer under this Section 3 or any other applicable legal requirement related to the protection or restoration or the environment or human health.

(2)           Buyer is and shall be solely responsible for, and Seller is and shall be fully released, held harmless and indemnified by Buyer with respect to, any and all Damages with respect to any and all matters and applicable legal requirements other than the Transfer Act Work or Additional Seller Obligations as further described and limited under the terms of this Agreement in any way related to or arising from the Property or for any failure of Buyer to fully comply and ensure compliance with the requirements, obligations and restrictions of Buyer under this Section 3, including but not limited to any and all of Buyer’s Obligations however and whenever those arose.  Seller is and shall be solely responsible for, and Buyer is and shall be fully released, held harmless and indemnified by Seller with respect to, any and all Damages with respect to the Transfer Act Work and Additional Seller Obligations as further described and limited by the terms of this Agreement.

(3)           Buyer shall ensure full compliance with any and all environmental land use restrictions, ELURs and use limitations as provided for under this Agreement.  For any post-Closing construction or excavation at the Property, Buyer shall incorporate appropriate active and/or passive vapor mitigation equipment or materials and monitoring to ensure protection of human health.

(4)           Buyer may convey all or a portion of the Property to a third party subsequent to Closing, including but not limited to leasing or subleasing all or a portion of the Property, provided that:  (A) any such conveyance is to an entity substantially related to and controlled by EDAC; (B) EDAC secures Seller’s prior written consent, which shall not be unreasonably withheld; (C) prior to such conveyance, EDAC provides a guarantee and financial security that is reasonably acceptable to Seller to ensure that the duties and obligations to Seller, including but limited to any and all indemnities provided to Seller and to continue to fully provide and ensure Seller’s access rights, are and will be fully satisfied; and (D) except for leases to subsidiaries of Buyer, Gros-Ite Industries Inc., Apex Machine Tool Company, Inc. and EBTEC Corporation, each lease for less than a total of fifteen (15) years including all options and extensions and initially entered into within thirty (30) calendar days of Closing, EDAC (or such other entity acceptable to Seller in its sole discretion) shall be identified as and perform at its sole cost and expense all obligations of the “certifying party” and otherwise with respect to any filings under the Transfer Act required for any conveyance of all or any portion of the Property and Buyer and EDAC shall first agree in writing that Seller shall be thereby released from any and all remaining Transfer Act Work and Additional Seller Obligations (if any).  Alternatively, Buyer may request that Seller agree to accommodate Buyer’s desire to assign or convey all or a portion of the Property, provided that any such accommodation shall ensure, in Seller’s sole discretion, Seller’s rights to perform and complete the Transfer Act Work and Additional Seller Obligations as described and limited by the terms of this Agreement in the event such assignment or conveyance were to occur.  Notwithstanding the foregoing, Buyer may not assign or convey, without the written consent of Seller (in its sole discretion), its obligation to release, hold harmless and indemnify Seller as to all liabilities, costs, expenses or fees as provided for in this Section 3, but instead Buyer and EDAC shall remain fully obligated to Seller as provided for under this Agreement as if no such assignment occurred.  The above terms of this Section 3.3.3(d)(4) shall no longer apply or control once Seller has fully satisfied all of its Transfer Act Work and Additional Seller Obligations and Buyer has acknowledged same in writing to Seller.

(5)           In the event Buyer conveys or transfers or leases or subleases all or any portion of the Property at any time, Buyer shall ensure in its contract of sale that its successors and assigns and/or in its lease or sublease that its lessees or sublessees comply with the restrictions and obligations of Buyer and EDAC under this Agreement.  Notwithstanding the foregoing, EDAC shall remain responsible for any and all obligations of Buyer and all subsequent owners, lessees and sublessees under this Section 3 to the extent not timely or sufficiently performed or complied with by any successor or assignee or lessee or sublessee and for the failure of any such successor or assignee or lessee or sublessee to fully or timely comply with any or all obligations of Buyer.

(5.5)           In the event Buyer conveys, sells or transfers all or a portion of the Property, or enters into a lease or sublease for all or a portion of the Property for a term of 25 years or more (taking into account all potential options and extensions), or sells, transfers or conveys a controlling interest in Buyer or EDAC, then Seller shall be fully released from all obligations under this Agreement (including but not limited to any and all Transfer Act Work and Additional Seller Obligations) and Buyer shall fully release, hold harmless and indemnify Seller for all costs, expenses, liabilities, Damages responsibilities and obligations in any way related to or arising from the Property as well as any activities nor or formerly conducted thereon.

(6)            The Property shall remain subject to the Permanent Use Limitations without regard to the performance or non-performance of any obligation of Seller or Buyer under this Agreement, including but not limited to those related to the recording of or compliance with any ELUR or environmental land use restriction or use limitation as provided for under this Agreement.

(7)           In furtherance of the provisions of this Section 3, Buyer hereby provides Seller with Buyer’s concurrence, and fully grants Seller permission to propose, request, petition for, establish, execute, record and use, in Buyer’s name and on Buyer’s and Seller’s behalf, or otherwise to develop, implement, and render as legally binding any and all ELURs and environmental land use restrictions and use limitations as provided for under this Agreement.  The parties shall also execute as a deliverable at Closing a standalone agreement in the form set forth at Schedule 3.3.3(d)(7) in order to document for relevant governmental entities the scope of Buyer’s concurrence and grant and Seller’s authority under the provisions of this Section 3.3.3(d).  Nothing in this Section 3.3.3(d)(7) shall affect the obligations of Buyer with respect to any ELUR or other environmental land use restriction or use limitation as provided for under this Agreement.

(8)           Time is of the essence in the performance of any and all of the obligations of Buyer under this Section 3, and Buyer agrees that Seller may enforce any and all such obligations by specific performance and other available legal and equitable remedies.  Buyer shall promptly reimburse Seller for any and all reasonable costs incurred by Seller in compelling the performance of any and all obligations of Buyer under this Section 3.  If Seller completes or satisfies any or all obligations of Buyer under this Section 3, Buyer shall immediately pay and reimburse Seller for any and all reasonable costs or expenses related to or arising from same.  Buyer shall not directly or indirectly engage Fuss & O’Neill, Inc. in relation to any of the obligations of Buyer under this Agreement.

3.3.4.            Environmental Agreements and Indemnities.

(a)           Buyer agrees to promptly provide Seller with copies of all reports or test results and such other documentation relating to the performance or satisfaction of any and all of Buyer’s Obligations upon Seller’s reasonable request.

(b)           Buyer agrees to release, indemnify, defend, and hold Seller and its officers, directors, shareholders, affiliated companies, employees, agents, representatives, successors and assigns free and harmless from any and all Damages arising by reason of any action or inaction of Buyer related to its obligations under Sections 3.2 and 3.3 (including but not limited to Buyer’s Obligations and limitations on the scope and manner of the Transfer Act Work and Additional Seller Obligations as provided for under and limited by the terms of this Agreement), any requirement, prohibition or other matter arising under any Environmental Law except for the Transfer Act Work or Additional Seller Obligations as further described and limited under the terms of this Agreement (and to the extent not assumed by Buyer by virtue of any failure to fully comply with any of the provisions of this Section 3), any Environmental Condition arising or exacerbated to the extent attributable to the acts or omissions of Buyer or its contractors, any Environmental Condition arising or exacerbated after Closing, any violation of Environmental Laws, any costs and expenses with respect to efforts to allow the Property to be used for “residential activities” as defined in the RSRs or any high occupancy use or activity as those terms or concepts exist in any environmental laws, and any costs or fees under the Transfer Act (including but not limited to any fees of the DEEP other than fees directly associated with the initial Form III filing and Transfer Act Work) or any other Environmental Law or other legal requirement not otherwise specified as an obligation of Seller as further described and limited by the terms of this Agreement.  Seller agrees to release, indemnify, defend and hold Buyer and its officers, directors, shareholders, affiliated companies, employees, agents, representatives, successors and assigns free and harmless from any and all Damages arising by reason of any action or inaction of Seller related to the Transfer Act Work or Additional Seller Obligations as described and limited by the terms of this Agreement.

(c)           Buyer shall provide Seller with access to the Property to observe Buyer’s efforts to ensure, perform or satisfy Buyer’s Obligations and to the extent Buyer fails to perform or timely perform or address the Buyer’s Obligations, Buyer shall provide, or otherwise ensure that Seller is provided, access to the Property to perform or otherwise address same, should it elect to perform all or some of the Buyer’s Obligations, including but not limited to the recordation of and compliance with any and all use limitations and/or ELUR(s), all at the cost and expense of Buyer for which Buyer shall promptly and fully reimburse Seller upon demand.

(d)           Notwithstanding anything to the contrary in this Agreement except as provided for in Section 3.3.3(d)(5.5), in no event shall Buyer be obligated to indemnify or hold harmless Seller with respect to any environmental condition, circumstance or occurrence arising solely from Seller’s operation and ownership of the Property if Buyer did not otherwise contribute to or exacerbate any such environmental condition, circumstance or occurrence or encourage or facilitate any claim or action by any entity or person.  To the extent that Buyer did contribute to or exacerbate any such environmental condition, circumstance, or occurrence or encourage or facilitate any claim or action by any entity or person, Buyer shall release and hold harmless and indemnify Seller to the extent Buyer’s contribution, exacerbation, encouragement or facilitation results in increased costs, expenses or obligations to Seller with respect to any such environmental condition, circumstance, or occurrence arising solely from Seller’s operation or ownership of the Property.

3.4.           The provisions of Sections 3.2 and 3.3 shall survive Closing or termination of this Agreement. To the extent the provisions of this Section 3 conflict with any other provisions of this Agreement, the provisions of this Section 3 shall control.

SECTION 4.
PURCHASE PRICE

4.1 Purchase Price.

The purchase price for the Property (the “Purchase Price”) is Eight Million One Hundred Seventy-Five Thousand and 00/100 Dollars ($8,175,000.00).   At Closing, Buyer shall pay the Purchase Price, subject to adjustment and proration as provided herein, by wire transfer of immediately available federal funds to an account designated by Seller in writing on or prior to the Closing Date.

4.2 Allocation of Purchase Price.

No portion of the Purchase Price shall be allocated to any equipment or personal property.

SECTION 5.
REPRESENTATIONS AND WARRANTIES.

5.1 Seller Representations.

Seller represents and warrants to Buyer, as of the Closing Date, that:

(a) Seller is and will be a corporation duly organized, validly existing and in good standing under the laws of the State of its formation, and is authorized to do business in the State of Connecticut;

(b) Seller will have duly authorized the execution and performance of this Agreement, and such execution and performance will not violate any material term of Seller’s certificate of incorporation or by-laws, or any other material agreement by which Seller may be bound;

(c) this Agreement constitutes and will constitute the valid and binding obligation of Seller enforceable against Seller in accordance with its terms;

(d) there are or will be no leases or other written occupancy agreements entered into by Seller affecting or encumbering the Property;

(e) there are or will be no service contracts or agreements entered into by Seller affecting or encumbering the Property;

(f) Seller has received no written notice of any pending or threatened litigation or condemnation proceedings affecting the Property;

(g) Seller shall deliver to Buyer at Closing exclusive possession of the Property, free of any tenancies or any one or entity in possession but otherwise subject to Section 3 hereof;

(h) Seller has received no written notice of any currently pending or planned public agency (e.g., Zoning, Planning, Conservation, Building, Subdivision, Wetlands and Watercourses, etc.) hearings that might affect the Property.  The Seller shall notify the Buyer, with reasonable promptness, of any such future public agency hearings of which become within Seller’s Knowledge;

(i) All Personal Property and Equipment items are owned free and clear by the Seller, subject to no security agreements, leases or other outstanding liens claims of any sort in favor of any third party; and

(j) no petition in bankruptcy (voluntary or otherwise), assignment for the benefit of creditors, or petition seeking reorganization or arrangement or other action under Federal or State bankruptcy laws is pending against or contemplated by Seller.

(k) Seller knows of no specific and material structural defects with respect to the Improvements.

(l) Seller has not received any written notification from an Authority (as hereinafter defined) within one (1) year prior to the date hereof that the Property is in material violation of any then applicable environmental, fire, health, building, use, occupancy or zoning laws applicable to the Property and which material violation remains outstanding.  As used herein, “Authority” shall mean a governmental or quasi-governmental bodies or agencies having jurisdiction over Seller, the Property or any portion thereof with respect to those matters for which notification was specifically provided.

Notwithstanding anything to the contrary contained herein, all representations made by Seller in this Agreement are to Seller’s Knowledge (as hereinafter defined).  In the event that, prior to Closing, the Seller hereafter receives actual notice or becomes aware on whatever basis that any of said representations are or have become materially untrue and/or incorrect, Seller shall notify Buyer of same in writing with reasonable promptness.  As used herein, “Seller’s Knowledge”, shall mean the actual knowledge, as distinguished from implied, imputed and constructive knowledge, on the date that such representation or warranty is made, of Kevin Kirkpatrick (provided that, in no event, shall such person have any personal liability arising under this Agreement), without any duty of or having conducted any inquiry or investigation.

5.2 Buyer Representations.

Buyer represents and warrants to Seller, as of the Closing Date, that:

(a) Buyer is a Wisconsin duly organized, validly existing and in good standing under the laws of the State of its formation, and is authorized to do business in the State of Connecticut;

(b) Buyer has duly authorized the execution and performance of this Agreement, and such execution and performance will not violate any material term of Buyer’s certificate of incorporation or by-laws, or any other material agreement by which Buyer may be bound;

(c) this Agreement constitutes the valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms;

(d) Buyer is acting as principal in this transaction with authority to perform the obligations of Buyer hereunder, including, without limitation, to consummate the Closing hereunder;

(e) no petition in bankruptcy (voluntary or otherwise), assignment for the benefit of creditors, or petition seeking reorganization or arrangement or other action under Federal or State bankruptcy laws is pending against or contemplated by Buyer;

(f) Buyer will have, subject to the provisions of this Agreement, inspected the Property fully and completely at its expense and will have ascertained to its satisfaction the extent to which the Property complies or may not comply with applicable zoning, building, environmental, health and safety and all other laws, codes and regulations;

(g) Buyer will have, subject to the provisions of this Agreement, reviewed the title to the Property and the expenses and other matters relating to the Property and, based upon its own investigations, inspections, tests and studies, will have determined whether to purchase the Property;

(h) neither Buyer nor any affiliate of or principal of Buyer is other than a citizen of, or partnership, corporation or other form of legal person domesticated in the United States of America;

(i) Buyer certifies that: (i) neither it nor its officers, directors, members, partners or controlling owners is acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by any Executive Order, the United States Department of Justice, or the United States Treasury Department as a terrorist “Specifically Designated National or Blocked Person”, or other banned or blocked person, entity, nation, or transaction pursuant to any law, order, rule or regulation that is enforced or administered by the Office of Foreign Assets Control (“SDN”); (ii) neither it nor its officers, directors, members, partners or controlling owners is engaged in this transaction, directly or indirectly on behalf of, or instigating or facilitating this transaction, directly or indirectly on behalf of, any such person, group, entity, or nation; (iii) neither it nor its officers, directors, members, partners or controlling owners is in violation of Presidential Executive Order 13224, the USA Patriot Act, the Bank Secrecy Act, the Money Laundering Control Act or any regulations promulgated pursuant thereto.  Buyer hereby agrees to defend, indemnify, and hold harmless Seller from and against any and all claims, damages, losses, risks, liabilities and expenses (including reasonable attorneys’ fees and costs) arising from or related to any breach of the foregoing certification.  Should Buyer or Seller be designated an SND, such party shall be in default under this Agreement; and

(j) Other than the Transfer Act Work, Buyer does not have any actual or constructive knowledge of any Additional Seller Obligations, any potential obligation or liability of Seller under any Environmental Law, or the basis for which any Additional Seller Obligations or any such obligation or liability may arise or be asserted.

5.3 Brokerage Representations.

Each party hereto represents to the other party that it has had no dealings, negotiations, or consultations with any broker, representative, employee, agent or other intermediary in connection with this Agreement or the sale of the Property, except Cushman & Wakefield of Connecticut, Inc. (“Broker”).  Each party hereto agrees that such party shall indemnify, defend and hold the other party for, from and against the claims of any broker(s), representative(s), employee(s), agent(s) or other intermediary(ies) (other than Broker) claiming to have represented such indemnifying party, or otherwise to be entitled to compensation in connection with this Agreement or in connection with the sale of the Property.  Seller shall pay a commission to Broker pursuant to a separate agreement between Seller and Broker.   Notwithstanding anything to the contrary set forth in this Agreement, Broker shall not be deemed a third party beneficiary of this Agreement.

5.4 Reliance.

Each party hereto acknowledges and agrees that the other party has relied upon the representations and warranties of such party in entering into this Agreement and consummating the transactions set forth herein.

5.5 Survival.

The provisions of this Section 5 (with the exception of the provisions of Section 5.3) shall survive the Closing for a period of ninety (90) days.  The provisions of Section 5.3 shall survive the Closing or any earlier termination of this Agreement.

SECTION 6.
TITLE AND SURVEY.

6.1 Title and Survey.

Buyer acknowledges that Buyer has received a commitment for title (the “Title Commitment”) for the Real Property issued by Chicago Title Insurance Company (the “Title Company”), together with copies of all items shown as exceptions to title therein, and agrees that the Title Company shall be the title company for purposes of this Agreement, including, without limitation, the title company issuing Buyer’s policy of title insurance to the Real Property.  Buyer further acknowledges that Seller has obtained a new survey of the Real Property entitled “PROPERTY SURVEY ALTA/ACSM LAND TITLE SURVEY PREPARED FOR EDAC TECHNOLOGIES CORPORATION KNOTTER DRIVE & McKEE PLACE CHESHIRE, CONNECTICUT” dated June 21, 2012, prepared by CCA, LLC and certified by certified by Richard A. Bunnell, R.L.S (the “New Survey”).

6.2 Permitted Encumbrances.

For purposes of this Agreement, the following matters shall be deemed to be “Permitted Encumbrances” hereunder and Buyer shall be deemed to have approved and to have agreed to purchase the Property subject to such Permitted Encumbrances:

(a) all exceptions to title shown in the Title Commitment and all notes, notations, easements and conditions as shown on the New Survey;

(b) the lien of non-delinquent real and personal property taxes and assessments;

(c) discrepancies, conflicts in boundary lines, shortages in area, encroachments, and any state of facts which a survey or personal inspection of the Property would disclose of;

(d) assessments or claims of easements not shown by the public records;

(e) any service, installation, connection, maintenance or construction charges due after Closing, and subject to the proration provisions hereof, for sewer, water, electricity, telephone, cable television or gas;

(f) provisions of existing building, zoning and historical laws and any ordinance, municipal regulation, or public or private law, and any and all violations thereof;

(g) any liens for municipal betterments or the like;

(h) acts done or suffered by Buyer or any member, shareholder, partner, director, officer, manager, person, firm, broker, agent, employee or representative of or acting or purporting to act on behalf of Buyer (together with Buyer, collectively, the “Buyer Parties”, each, from time to time, a “Buyer Party”), or any person claiming by, through or under any Buyer Party;

(i) The effect (but not any violation) of any federal, state or municipal laws, rules, regulations or ordinances having applicability to the Land or Property, or any portion thereof, or the use or enjoyment of the same, whether now or hereafter in effect, including, but not limited to, zoning, building, health, safety and Environmental Laws, rules and regulations, and notices of record relating thereto;

(j) Any environmental conditions, liabilities and obligations of Buyer described in this Agreement, including but not limited to any and all Buyer’s Obligations and those limitations with respect to Seller’s performance of the Transfer Act Work or Additional Seller Obligations;

(k) The Permanent Use Limitations, and all such other ELURs and obligations and Agreements to record ELUR(s) and to comply with such Permanent Use Limitations, ELUR(s) and other environmental land use restrictions and use limitations or notices as provided for in this Agreement;

(l) Any ELUR or other environmental land use restriction or use limitations allowed by federal, state or local law including, but not limited to the Transfer Act or RSRs; and

(m) any other matter that Buyer is deemed to have accepted as a Permitted Encumbrance or otherwise agreed to under the terms of this Agreement.

The provisions of this Section 6.2 shall not merge with the Deed but shall survive the Closing.

SECTION 7.
INTENTIONALLY OMITTED.

SECTION 8.
CLOSING.

8.1 Closing; Closing Date.

The closing hereunder (the “Closing”) will take place at 12:00 pm, at the offices of Updike, Kelly & Spellacy, P.C. (Buyer’s lender), which offices are located at 100 Pearl Street, 17th Floor, Hartford, CT 06103, on the date hereof (the “Closing Date”).

8.2 Seller’s Closing Deliveries.

At Closing, Seller shall deliver, or cause to be delivered, the following:

(a) a limited warranty deed (the “Deed”) to the Property, executed by Seller and acknowledged on behalf of Seller;

(b) an affidavit pursuant to the Foreign Investment and Real Property Tax Act, executed by Seller and (if required) acknowledged on behalf of Seller;

(c) reasonable evidence of authority of persons executing this Agreement on behalf of Seller and of Seller’s corporate authorization to enter into this Agreement and execute Seller’s closing deliverables;

(d) mechanic’s lien and parties in possession affidavit in form reasonably acceptable to the Title Company, executed by Seller and (if required) acknowledged on behalf of Seller;

(e) any and all tax filings required to be delivered by Seller in accordance with applicable law, executed by Seller and (if required) acknowledged on behalf of Seller;

(f) any and all plans and specifications of the Property, licenses, permits and certificates relating to the Property, keys and access codes to all doors to the Property, and any other manuals and instructional materials regarding the mechanical systems to the Property, each to the extent in the possession of Seller or Seller’s property manager;

(g) Any necessary documents, including a Form III and substantially completed ECAF to be executed by Seller as the “Transferor” and “certifying party” under the Transfer Act, and indicating that such forms shall be executed by Buyer at Closing as the “Transferee” under the Transfer Act (notwithstanding the preparation and filing of such documents, Buyer and Seller acknowledge and agree that such documents and requirements are subject to the provisions of Section 3 of this Agreement); and

(h) such other documentation required or contemplated by this Agreement and any other documentation reasonably and customarily required to be delivered by a seller in connection with the sale of real property in Cheshire, Connecticut.

8.3 Buyer’s Closing Deliveries.

At Closing, Buyer shall deliver, or cause to be delivered, the following:

(a) the Purchase Price;

(b) reasonable evidence of authority of persons executing this Agreement on behalf of Buyer and of Buyer’s corporate authorization to enter into this Agreement;

(c) any and all tax filings required to be delivered by Seller in accordance with applicable law, executed by Buyer and (if required) acknowledged on behalf of Buyer; and

(d) such other documentation required or contemplated by this Agreement and any other documentation reasonably and customarily required to be delivered by a buyer in connection with the purchase of real property in Cheshire, Connecticut.

8.4 Buyer’s Closing Costs.

Buyer hereby agrees to pay the following costs in connection with the transactions contemplated by this Agreement:

(a) the fees and disbursements of its counsel, inspecting architect, environmental professionals, engineers and other consultants, if any;

(b) any and all due diligence costs incurred by Buyer;

(c) the cost of obtaining the Title Commitment and an ALTA owner’s and lender’s title insurance policy, including, without limitation, any additional premium charge(s) for endorsements and/or deletion(s) of exception items;

(d) any and all fees, costs and expenses in connection with obtaining the New Survey;

(e) any and all recording fees in connection with the recording of any instruments with respect to the transactions contemplated by this Agreement;

(f) any and all fees or costs relating to any financing obtained by Buyer in connection with the acquisition of the Property; and

(g) any and all other expense(s) incurred by any Buyer Party in inspecting or evaluating the Property or consummating the transactions contemplated by this Agreement.

8.5 Seller’s Closing Costs.

Seller hereby agrees to pay the following costs in connection with the transactions contemplated by this Agreement:

(a) the fees and disbursements of Seller’s counsel;

(b) the Broker’s commission described in Section 5.3 hereof;

(c) any and all real estate transfer taxes and conveyance taxes, and any and all sales tax (if any) payable by buyers of personal property with respect to the sale of any Personal Property and Equipment hereunder;

(d) initial Form III filing fee; and

(e) Fees and costs of any and all of Seller’s consultants, including, without limitation, Seller’s environmental engineers and consultants.

8.6 Prorations and Adjustments.

Personal property taxes (on personal property being sold under this Agreement), installment payments of special assessment liens,  sewer charges, utility charges and normally prorated operating expenses, billed or paid as of 11:59 p.m. (Eastern Standard time) on the date immediately preceding the Closing Date, which may have accrued or been incurred prior to 11:59 p.m. (Eastern Standard time) on the date immediately preceding the Closing Date but not billed or paid at such time and date, shall be prorated as of  and be adjusted against the Purchase Price due at the Closing.  All prorations shall be made on a 365 day calendar year basis.

8.7 Real Property Taxes and Assessments.

General real estate taxes and special assessments relating to the Property payable during the year in which Closing occurs shall be prorated as of the Closing Date.  If the Closing shall occur before the actual taxes and special assessments payable during such year are known, the apportionment of taxes shall be upon the basis of taxes for the Property payable during the immediately preceding year, provided that, if the taxes and special assessments payable during the year in which closing occurs are thereafter determined to be more or less than the taxes payable during the preceding year (after any appeal of the assessed valuation thereof is concluded), Seller and Buyer promptly (but no later than thirty (30) days thereafter, except in the case of an ongoing tax protest) shall adjust the proration of such taxes and special assessments and Seller or Buyer, as the case may be, shall pay to the other any amount required as a result of such adjustment and this covenant shall not merge with the Deed but shall survive the Closing until ninety (90) days after the final unappealable determination of such taxes for the year in which the Closing occurs.  Notwithstanding anything to the contrary contained in this Agreement, if any assessments on the Property are due and payable in installments, then Seller shall be responsible for payment of any installments due and payable prior to the Closing Date and Buyer shall be responsible for all other installments due and payable after the Closing Date.

8.8 Miscellaneous.

Any other costs or charges of closing this transaction not specifically mentioned in this Agreement shall be paid and adjusted in accordance with local custom in Cheshire, Connecticut.  The parties shall have up to ninety (90) days after the Closing Date to correct or adjust any errors or miscalculations with respect to any prorations hereunder.

8.9 Tax Protest.

In the event the Closing occurs and if, as a result of any tax protest or otherwise, any refund or reduction of any real property or other tax or assessment relating to the Property for periods prior to the Closing Date is received by Buyer, Seller shall be entitled to receive or retain such refund or the benefit of such reduction.  This provision shall survive the Closing for the applicable statutory period therefore.

8.10 Purpose and Intent.

Except as expressly provided herein, the purpose and intent as to the provisions of prorations and apportionments set forth in this Section 8 and elsewhere in this Agreement is that Seller shall bear all expenses of ownership and operation of the Property and shall receive all income therefrom accruing through 11:59 p.m. (Eastern Standard time) on the date immediately preceding the Closing Date, and Buyer shall bear all such expenses and receive all such income accruing thereafter.

8.11 Exchange.

In the event either Buyer or Seller desires to effectuate the transaction contemplated by this Agreement as a tax-free exchange, then upon request made by Buyer or Seller, as applicable, the other party shall cooperate fully with the request in effectuating such tax-free exchange, such cooperation to include, without limitation, executing and delivering all documents and instruments necessary for such purpose, provided, however, that the requesting party shall reimburse the other party for any costs or expenses incurred by such other party in connection with such cooperation, and if the requesting party is Buyer, Seller shall not be required to accept any consideration for the sale of the Property from Buyer other than the Purchase Price and provided, further, however, the Closing Date shall not be extended by reason of such tax-free exchange.

8.12 Possession of the Property.

Except as otherwise provided under the terms of this Agreement, Buyer shall be entitled to possession of the Property upon conclusion of the Closing.

8.13 Insurance.

Buyer shall be responsible for obtaining its own insurance on the Closing Date.

8.14 Utility Service and Deposits.

Seller shall be entitled to the return of any deposit(s) posted by it with any utility company and Buyer shall notify each utility company serving the Property to terminate Seller’s account, effective at noon on the Closing Date.

SECTION 9.
INTENTIONALLY OMITTED.

SECTION 10.
ASSIGNMENT.

10.1 Assignment of Contract.

Buyer may not assign this Agreement or any of Buyer’s rights thereunder, or permit a Change of Ownership (as hereinafter defined) in respect of Buyer without the prior written consent of Seller, provided, however, subject to the provisions of Section 3, Seller shall not unreasonably withhold Seller’s consent to (a) an assignment of this Agreement by Buyer to an Affiliated Assignee (as hereinafter defined) or a Permitted Assignee (as hereinafter defined) or (b) a Permitted Change of Ownership (as hereinafter defined).

10.2 Conditions for Assignment.

The following shall apply with respect to any assignment of this Agreement to a Permitted Assignee or an Affiliated Assignee:

(a) Buyer shall provide Seller with the name, signature block, address, federal taxpayer identification number and other information pertaining to the proposed Permitted Assignee or Affiliated Assignee, as applicable, requested by Seller (including, without limitation, evidence that the Permitted Assignee or Affiliated Assignee, as applicable, satisfies the ownership and control requirements set forth in the definition of same) not later than ten (10) Business Days prior to the Closing Date.

(b) Each Permitted Assignee or Affiliated Assignee, as applicable, shall agree in writing to assume all of the obligations of Buyer under this Agreement pursuant to an assignment and assumption agreement in form reasonably acceptable to Seller.

(c) No assignment of this Agreement to a Permitted Assignee or Affiliated Assignee, as applicable, shall relieve Buyer from any of Buyer’s obligations hereunder and the obligations hereunder expressly reserved to “EDAC” (as opposed to “Buyer”) shall remain with EDAC notwithstanding the assignment.

(d) No such assignment shall have the effect of delaying the Closing in any respect.

(e) Each Permitted Assignee or Affiliated Assignee, as applicable, shall be fully and completely liable for any and all state, county, municipal and local transfer taxes that may be payable in connection with such assignment.

(f) No such assignment shall obligate Seller to cause any other third party to re-deliver any document, instrument or other agreement previously delivered by such third party pursuant to the terms of this Agreement.

(g) Any such assignment will not be effective until the Closing Date (i.e., Buyer’s ability to assign hereunder shall be limited to an assignment that is effective concurrently with the Closing).

(h) Any and all such assignments shall comply with the provisions of Section 3.

10.3 Conditions for Change of Ownership.

The following shall apply with respect to any Change of Ownership with respect to Buyer:

(a) Buyer shall provide Seller with information pertaining to Buyer and the proposed Change of Ownership requested by Seller (including, without limitation, evidence that after the consummation of the proposed change of ownership, Buyer satisfies the ownership and control requirements set forth in the definition of Permitted Change of Ownership) not later than ten (10) Business Days prior to the Closing Date.

(b) No Change of Ownership shall have the effect of delaying the Closing in any respect.

(c) Buyer shall be fully and completely liable for any and all State and local transfer taxes that may be payable in connection with such proposed Change of Ownership.

(d) No Change of Ownership shall obligate Seller to cause any third party to re-deliver any document, instrument or other agreement previously delivered by such third party pursuant to the terms of this Agreement.

(e) Any and all such Changes of Ownership shall comply with the provisions of Section 3.

10.4 Certain Definitions.

As used herein the following capitalized terms shall have the following definitions:

(a) “Affiliated Assignee” shall mean an entity which is 100% owned and controlled by Buyer or a Permitted Assignee.

(b) “Buyer Principals” shall mean Dominick Pagano and Glenn Purple.

(c) “Change of Ownership” shall mean any direct or indirect change in the ownership structure or control of Buyer, including, without limitation, any direct or indirect change of beneficial ownership and any change of managing member, general partner or other control party, and any agreement to do any of the foregoing.

(d) “Permitted Assignee” shall mean an entity that is either (i) at least 80% beneficially owned and managed by one (1) or more Buyer Principals or Buyer or (ii) an entity that is (x) more than 51%) beneficially owned by one (1) or more of Buyer’s Principals, (y) more than 20%) beneficially owned by one (1) or more entities reasonably acceptable to Seller, and (z) managed by one (1) or more of the entities described in clause (ii) above or one (1) or more of Buyer’s Principals or Buyer.

(e) “Permitted Change of Ownership” shall mean any Change of Ownership such that after the completion thereof Buyer would satisfy the requirements of a Permitted Assignee or Affiliated Assignee.

SECTION 11.
CONFIDENTIALITY; PUBLICITY.

11.1 Confidentiality.

Unless Seller specifically and expressly otherwise agrees in writing, Buyer agrees that all information regarding the Property of whatsoever nature made available to it by Seller or Seller’s agents or representatives or any information with respect to the Property or any other information or documentation obtained or prepared by or made available to Buyer in connection with or arising out of this Agreement or the performance of any of its rights or obligations hereunder, including, without limitation, information regarding Seller (collectively, “Proprietary Information”) is confidential and shall not be disclosed to any other person except as may be required by law and except those assisting Buyer with the transaction, or Buyer’s lender, if any, and then only upon Buyer making such person aware of the confidentiality restriction and procuring such person’s agreement to be bound thereby.  Buyer agrees not to use or allow to be used any Proprietary Information for any purpose other than to determine whether to proceed with the contemplated purchase, or if same is consummated, in connection with the operation of the Property post-Closing.  The provisions of this Section 11.1 shall survive Closing or the earlier termination of this Agreement.

11.2 Publicity.

Buyer shall make no public disclosure of, or permit any press release regarding, the terms of this transaction or the fact that discussions or negotiations are taking place concerning the acquisition of the Property or the substance or status thereof without the prior written consent of Seller, except as may be required by applicable law.  The provisions of this Section 11.2 shall survive Closing or the earlier termination of this Agreement.

SECTION 12.
DEFAULT; BREACH OF SELLER REPRESENTATIONS.

12.1 Default.

In the event that Seller or Buyer defaults under this Agreement, the other party shall have all rights and remedies available under this Agreement, at law or in equity, except as otherwise expressly provided in this Agreement.

12.2 Breach of Seller Representations.

Notwithstanding anything to the contrary contained herein, no claim for a breach of any representation or warranty of Seller shall be actionable or payable unless each of the following conditions are satisfied: (i) the breach in question results from or is based on a condition, state of facts or other matter which was not known to Buyer prior to Closing (provided, however, this condition shall be deemed satisfied even if the breach in question was known to Buyer prior to Closing if the condition, state of facts or other matter that resulted in the breach was either known by Seller when the representation was made or was created by the acts or omissions of Seller), (ii) the valid claims for all such breaches, if any, collectively aggregate more than Two Hundred Thousand Dollars ($200,000), in which event the amount of claims from the first dollar shall be actionable, and (iii) Buyer notifies Seller in writing of the claimed breach within ninety (90) days after the Closing.  Notwithstanding any provision of this Agreement to the contrary, in no event shall (x) Seller’s aggregate liability to Buyer for breach of any representation or warranty of Seller in this Agreement or any certificate to delivered by Seller at Closing updating or restating Seller’s representations and warranties, taken in the aggregate with any other claims by Buyer against Seller (including any indemnification obligations), exceed the amount of the Cap (as hereinafter defined), or (y) Seller be liable for any consequential damages of Buyer or any punitive damages.  As used herein, the term “Cap” shall mean the total aggregate amount equal to $500,000.00.

SECTION 13.
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SECTION 14.
NOTICES.

All notices or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be considered as properly given or made (a) upon the date of personal delivery (if notice is delivered by personal delivery), (b) on the date of delivery, as confirmed by electronic answerback (if notice is delivered by facsimile transmission), (c) on the day one (1) Business Day after deposit with a nationally recognized overnight courier service (if notice is delivered by nationally recognized overnight courier service), or (d) on the third (3rd) Business Day following mailing from within the United States by first class United States mail, postage prepaid, certified mail, return receipt requested (if notice is given in such manner), and in any case addressed to the parties at the addresses set forth in Schedule 14 attached hereto (or to such other addresses as the parties may specify by due notice to the other).

SECTION 15.
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SECTION 16.
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SECTION 17.
MISCELLANEOUS.

17.1 Entire Agreement.

This Agreement, together with the Schedules attached hereto, all of which are incorporated by reference, (a) is the entire agreement between the parties with respect to the subject matter hereof and (b) fully and completely expresses their agreement with respect to the subject matter hereof.  All understandings and agreements heretofore made between the Buyer Parties and the Seller Parties with respect to the subject matter of the transactions contemplated by this Agreement are merged in this Agreement and the Schedules attached hereto.  The parties acknowledge and agree that this Agreement has been entered into after full investigation (or with the parties satisfied with the opportunity afforded for investigation), with neither party relying upon any statement or representation by the other unless such statement or representation is specifically embodied in this Agreement.

17.2 Captions; Interpretations.

The captions in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Agreement or the scope or content of any of its provisions.  Ambiguities in this Agreement shall not be construed against the party drafting this Agreement, notwithstanding any contrary rule of construction or interpretation at law or in equity.  All words or terms used in this Agreement, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require.

17.3 Calculation of Time Periods.

If any date herein set forth for the performance of any obligations by Seller or Buyer or for the delivery of any instrument or notice as herein provided should be on a day other than a Business Day, then compliance with such obligations or delivery shall be deemed acceptable on the immediately next occurring Business Day.  For purposes of this Agreement, the term “Business Day” means a calendar day other than Saturday, Sunday or any State of Connecticut or federal holiday for which financial institutions or post offices are generally closed for observance thereof.

17.4 Amendments; Waivers.

No waiver, alteration, modification or interpretation hereof shall be binding unless in writing and signed by both parties.  Failure on the part of any party to complain of any act or failure to act by any other party or to declare any other party in breach or default hereunder, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder.  No waiver or consent hereunder shall be effective unless it shall be in writing and signed by all the parties with the right to give or grant such waiver or consent, and the giving of such waiver or consent by such party in any one instance shall not limit or waive the necessity to obtain such party’s consent in any future instance.

17.5 Severability.

If any provision of this Agreement or application to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances, other than those as to which it is so determined invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.

17.6 Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of Buyer and Seller and their successors and permitted assigns.

17.7 No Partnership.

Nothing contained in this Agreement shall be construed to create a partnership or joint venture between the parties or their successors in interest.

17.8 Reserved.

17.9 No Recordation or Lis Pendens.

Buyer and Seller agree not to record this Agreement or any memorandum hereof, and Buyer further agrees not to file any lis pendens against the Property in connection with this Agreement.  The provisions of this Section 17.9 shall survive Closing or the earlier termination of this Agreement.

17.10 No Third Party Beneficiaries.

BUYER AND SELLER HEREBY ACKNOWLEDGE AND AGREE THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN TO THE CONTRARY, THERE ARE NO THIRD PARTY BENEFICIARIES TO THIS AGREEMENT, AND, ACCORDINGLY, EXCEPT AS EXPRESSLY SET FORTH HEREIN TO THE CONTRARY, NO THIRD PARTY (INCLUDING, WITHOUT LIMITATION, ANY BROKER) SHALL HAVE THE RIGHT TO ENFORCE THIS AGREEMENT FOR THE BENEFIT OF SUCH THIRD PARTY OR AGAINST THE INTERESTS OF BUYER OR SELLER.  EITHER OF SELLER OR BUYER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION IN ANY PROCEEDING BROUGHT BY ANY SUCH THIRD PARTY AGAINST SELLER OR BUYER IN CONNECTION WITH THIS AGREEMENT AS CONCLUSIVE EVIDENCE OF THE PARTIES INTENTIONS.

17.11 Governing Law.

This Agreement shall be construed and enforced in accordance with the laws of the State of Connecticut.

17.12 Venue and Jurisdiction.

THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF ANY CONNECTICUT STATE OR FEDERAL COURT SITTING IN FAIRFIELD COUNTY, CONNECTICUT, OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE TO SUCH VENUE AS BEING AN INCONVENIENT FORUM.

17.13 Waiver of Jury Trial.

THE PARTIES HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVE ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THIS AGREEMENT OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION HEREWITH.  THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY THE PARTIES, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE.  EACH PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY EACH OTHER PARTY, AS APPLICABLE.

17.14 Attorney’s Fees.

In the event of any litigation arising out of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees and costs.  The provisions of this Section 17.14 shall survive Closing or the earlier termination of this Agreement.

17.15 Counterparts.

This Agreement may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument.

17.16 Proper Execution.

The submission by Seller to Buyer of this Agreement in unsigned form shall be deemed to be a submission solely for Buyer’s consideration and shall not be an offer capable of acceptance.  Such submission shall have no binding force and effect, shall not constitute an option, and shall not confer any rights upon Buyer or impose any obligations upon Seller irrespective of any reliance thereon, change of position or partial performance.  The submission by Seller of this Agreement for execution by Buyer and the actual execution and delivery thereof by Buyer to Seller shall similarly have no binding force and effect on Seller unless and until Seller shall have executed this Agreement and the Deposit shall have been received by the Escrow Agent and a counterpart thereof shall have been delivered to Buyer.

[NEXT PAGE IS THE SIGNATURE PAGE; THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, Seller, and Buyer have executed this Agreement as of the date set forth above.

Seller:

UNITED TECHNOLOGIES CORPORATION

By:           /s/Christopher McDavid
Name: Christopher McDavid
Title: Associate General Counsel,
Operations, Pratt & Whitney Division
Date of Execution: June 29, 2012

Buyer (EDAC):

EDAC TECHNOLOGIES CORPORATION

By:           /s/Glenn L. Purple
Name: Glenn L. Purple
Title: Chief Financial Officer
Date of Execution: June 29, 2012